Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: Medallion Financial Corp. 437 Madison Avenue New York, New York 10022 Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION	AT ZLOKOWER COMPANY Public Relations Harry Zlokower/Dave Closs 1-212-863-4115 1-212-863-4120

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

SALE OF ITS ASSET BASED LENDING DIVISION, MEDALLION

BUSINESS CREDIT, CONSISTING OF OVER $40 MILLION IN PRIME

BUSINESS CREDIT LOANS

NEW YORK, NY – October 4, 2016 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, and Medallion Business Credit, a division of the Company, closed on a sale of over $40 million in performing loans to a large super regional bank, recognizing a gain on the transaction.

Andrew Murstein, President of Medallion stated, “Given our strong network of relationships, 2016 is shaping up to be another record year of loan production for our consumer loans. This sale of our smallest and least profitable division will not only be accretive to our earnings, but will allow us to redeploy these funds from lower yielding loans to significantly higher yielding loans in our consumer lending area where we continue to have over a 50% pre-tax return on equity.”

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.